UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

Form N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR 270.17f-2]

1. Investment Company Act File Number:				Date examination completed:

811-23013				December 4, 2024
2. State identification Number:
AL	AK	AZ	AR	CA	CO
CT	DE	DC	FL	GA	HI
ID	IL	IN	IA	KS	KY
LA	ME	MD	MA	MI	MN
MS	MO	MT	NE	NV	NH
NJ	NM	NY	NC	ND	OH
OK	OR	PA	RI	SC	SD
TN	TX	UT	VT	VA	WA
WV	WI	WY	PUERTO RICO
Other (specify):
3. Exact name of investment company as specified in registration statement:

Goldman Sachs ETF Trust
4. Address of principal executive office (number, street, city, state, zip code):

200 West Street, New York, NY 10282

Report of Independent Accountants

To the Board of Trustees of Goldman Sachs ETF Trust

We have examined management’s assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, that each of the series of Goldman Sachs ETF Trust (as set forth in the attached Schedule of Funds) (hereafter individually referred to as the “Fund”) complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (“the Act”) (the “specified requirements”), as interpreted in management’s assertion as of April 30, 2024 with respect to shares of beneficial interest of the underlying funds owned by each Fund and held by Goldman Sachs & Co. LLC in book entry form. Fund’s management is responsible for its assertion and each Fund’s compliance with the specified requirements. Our responsibility is to express an opinion on management’s assertion about each Fund’s compliance with the specified requirements based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the examination to obtain reasonable assurance about whether management’s assertion about compliance with the specified requirements is fairly stated, in all material respects. An examination involves performing procedures to obtain evidence about whether management’s assertion is fairly stated in all material respects. The nature, timing and extent of the procedures selected depend on our judgment, including an assessment of the risks of material misstatement of management’s assertion, whether due to fraud or error. We believe that the evidence we obtained is sufficient and appropriate to provide a reasonable basis for our opinion.

Included among our procedures were the following tests performed as of April 30, 2024, and with respect to agreement of security purchases and sales or maturities, for the period from May 31, 2023 (the date of our last examination), through April 30, 2024:

•

Confirmation of securities (the number of shares of beneficial interest of the underlying funds) owned by each Fund and held by Goldman Sachs & Co. LLC, a transfer agent that uses the book entry method of accounting for shares;

•	Reconciliation of all such securities (shares of beneficial interest of the underlying funds) to the books and records of each Fund and Goldman Sachs & Co. LLC; and

•

Agreement of a sample of purchases of shares of beneficial interest of the underlying funds and a sample of sales of shares of beneficial interest of the underlying funds by each Fund since our last report from the books and records of each Fund to confirmations received from Goldman Sachs & Co. LLC.

Our examination does not provide a legal determination on each Fund’s compliance with the specified requirements.

We are required to be independent and to meet our other ethical responsibilities in accordance with relevant ethical requirements related to the engagement.

In our opinion, management’s assertion that each of the series of Goldman Sachs ETF Trust (as set forth in the attached Schedule of Funds) complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as interpreted in management’s assertion as of April 30, 2024 with respect to shares of beneficial interest of the underlying funds owned by each Fund and held by Goldman Sachs & Co. LLC in book entry form, is fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Board of Trustees of each Fund and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/PricewaterhouseCoopers LLP

Boston, Massachusetts
December 4, 2024

Schedule of Funds

Fund
Goldman Sachs Access Emerging Markets USD Bond ETF
Goldman Sachs Access High Yield Corporate Bond ETF
Goldman Sachs Access Inflation Protected USD Bond ETF
Goldman Sachs Access Investment Grade Corporate 1-5 Year Bond ETF
Goldman Sachs Access Investment Grade Corporate Bond ETF
Goldman Sachs Access U.S. Aggregate Bond ETF
Goldman Sachs Access Ultra Short Bond ETF
Goldman Sachs ActiveBeta Emerging Markets Equity ETF
Goldman Sachs ActiveBeta Europe Equity ETF
Goldman Sachs ActiveBeta International Equity ETF
Goldman Sachs ActiveBeta Japan Equity ETF
Goldman Sachs ActiveBeta U.S. Large Cap Equity ETF
Goldman Sachs ActiveBeta U.S. Small Cap Equity ETF
Goldman Sachs ActiveBeta World Low Vol Plus Equity ETF
Goldman Sachs Bloomberg Clean Energy Equity ETF
Goldman Sachs Equal Weight U.S. Large Cap Equity ETF
Goldman Sachs Future Consumer Equity ETF
Goldman Sachs Future Health Care Equity ETF
Goldman Sachs Future Planet Equity ETF
Goldman Sachs Future Real Estate and Infrastructure Equity ETF
Goldman Sachs Future Tech Leaders Equity ETF
Goldman Sachs Hedge Industry VIP ETF
Goldman Sachs Innovate Equity ETF
Goldman Sachs JUST U.S. Large Cap Equity ETF
Goldman Sachs MarketBeta Emerging Markets Equity ETF
Goldman Sachs MarketBeta International Equity ETF
Goldman Sachs MarketBeta Russell 1000 Growth ETF
Goldman Sachs MarketBeta Russell 1000 Value ETF

Goldman Sachs MarketBeta U.S. Equity ETF
Goldman Sachs Nasdaq-100 Core Premium Income ETF
Goldman Sachs North American Pipelines & Power ETF
Goldman Sachs S&P 500 Core Premium Income ETF
Goldman Sachs Small Cap Core Equity ETF

Goldman, Sachs & Co. LLC | 30 Hudson Street | Jersey City, NJ 07302

Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940

We, as members of management of the funds listed in Appendix A, each a series of Goldman Sachs ETF Trust (each a “Fund” and, together, the “Funds”), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Company, of the Investment Company Act of 1940 as interpreted, amended or modified based on SEC orders or SEC staff issued no-action guidance relevant to interests in underlying funds held by an affiliated transfer agent in book entry form (“Rule 17f-2”). We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of each Fund’s compliance with the requirements of Rule 17f-2 as of April 30, 2024 and from May 31, 2023 or, if a later date, the commencement of operations of a Fund through April 30, 2024.

Based on this evaluation, we assert that each Fund was in compliance with the requirements of Rule 17f-2 of the Investment Company Act of 1940 as of April 30, 2024, with respect to shares of beneficial interest of the underlying funds owned by each Fund and held by Goldman Sachs & Co. LLC in book entry form.

By:	/s/ Joseph F. DiMaria
Joseph F. DiMaria

Treasurer, Principal Financial Officer and Principal Accounting Officer of the Funds
Title

December 4, 2024
Date

By:	/s/ Peter W. Fortner
Peter W. Fortner

Assistant Treasurer of the Funds
Title

December 4, 2024
Date

Appendix A

Fund
Goldman Sachs Access Emerging Markets USD Bond ETF
Goldman Sachs Access High Yield Corporate Bond ETF
Goldman Sachs Access Inflation Protected USD Bond ETF
Goldman Sachs Access Investment Grade Corporate 1-5 Year Bond ETF
Goldman Sachs Access Investment Grade Corporate Bond ETF
Goldman Sachs Access U.S. Aggregate Bond ETF
Goldman Sachs Access Ultra Short Bond ETF
Goldman Sachs ActiveBeta Emerging Markets Equity ETF
Goldman Sachs ActiveBeta Europe Equity ETF
Goldman Sachs ActiveBeta International Equity ETF
Goldman Sachs ActiveBeta Japan Equity ETF
Goldman Sachs ActiveBeta U.S. Large Cap Equity ETF
Goldman Sachs ActiveBeta U.S. Small Cap Equity ETF
Goldman Sachs ActiveBeta World Low Vol Plus Equity ETF
Goldman Sachs Bloomberg Clean Energy Equity ETF
Goldman Sachs Equal Weight U.S. Large Cap Equity ETF
Goldman Sachs Future Consumer Equity ETF
Goldman Sachs Future Health Care Equity ETF
Goldman Sachs Future Planet Equity ETF
Goldman Sachs Future Real Estate and Infrastructure Equity ETF
Goldman Sachs Future Tech Leaders Equity ETF
Goldman Sachs Hedge Industry VIP ETF
Goldman Sachs Innovate Equity ETF
Goldman Sachs JUST U.S. Large Cap Equity ETF
Goldman Sachs MarketBeta Emerging Markets Equity ETF
Goldman Sachs MarketBeta International Equity ETF
Goldman Sachs MarketBeta Russell 1000 Growth ETF

Goldman Sachs MarketBeta Russell 1000 Value ETF
Goldman Sachs MarketBeta U.S. Equity ETF
Goldman Sachs Nasdaq-100 Core Premium Income ETF
Goldman Sachs North American Pipelines & Power ETF
Goldman Sachs S&P 500 Core Premium Income ETF
Goldman Sachs Small Cap Core Equity ETF

Report of Independent Accountants

To the Board of Trustees of Goldman Sachs ETF Trust

We have examined management’s assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, that each of the series of Goldman Sachs ETF Trust (as set forth in the attached Schedule of Funds) (hereafter individually referred to as the “Fund”) complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (“the Act”) (the “specified requirements”), as interpreted in management’s assertion as of May 31, 2024 with respect to shares of beneficial interest of the underlying funds owned by each Fund and held by Goldman Sachs & Co. LLC in book entry form. Fund’s management is responsible for its assertion and each Fund’s compliance with the specified requirements. Our responsibility is to express an opinion on management’s assertion about each Fund’s compliance with the specified requirements based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the examination to obtain reasonable assurance about whether management’s assertion about compliance with the specified requirements is fairly stated, in all material respects. An examination involves performing procedures to obtain evidence about whether management’s assertion is fairly stated in all material respects. The nature, timing and extent of the procedures selected depend on our judgment, including an assessment of the risks of material misstatement of management’s assertion, whether due to fraud or error. We believe that the evidence we obtained is sufficient and appropriate to provide a reasonable basis for our opinion.

Included among our procedures were the following tests performed as of May 31, 2024, and with respect to agreement of security purchases and sales or maturities, for the period from April 30, 2024 (the date of our last examination), through May 31, 2024:

•

Confirmation of securities (the number of shares of beneficial interest of the underlying funds) owned by each Fund and held by Goldman Sachs & Co. LLC, a transfer agent that uses the book entry method of accounting for shares;

•	Reconciliation of all such securities (shares of beneficial interest of the underlying funds) to the books and records of each Fund and Goldman Sachs & Co. LLC; and

•

Agreement of a sample of purchases of shares of beneficial interest of the underlying funds and a sample of sales of shares of beneficial interest of the underlying funds by each Fund since our last report from the books and records of each Fund to confirmations received from Goldman Sachs & Co. LLC.

Our examination does not provide a legal determination on each Fund’s compliance with the specified requirements.

We are required to be independent and to meet our other ethical responsibilities in accordance with relevant ethical requirements related to the engagement.

In our opinion, management’s assertion that each of the series of Goldman Sachs ETF Trust (as set forth in the attached Schedule of Funds) complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as interpreted in management’s assertion as of May 31, 2024 with respect to shares of beneficial interest of the underlying funds owned by each Fund and held by Goldman Sachs & Co. LLC in book entry form, is fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Board of Trustees of each Fund and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/PricewaterhouseCoopers LLP

Boston, Massachusetts
December 4, 2024

Schedule of Funds

Fund
Goldman Sachs Access Emerging Markets USD Bond ETF
Goldman Sachs Access High Yield Corporate Bond ETF
Goldman Sachs Access Inflation Protected USD Bond ETF
Goldman Sachs Access Investment Grade Corporate 1-5 Year Bond ETF
Goldman Sachs Access Investment Grade Corporate Bond ETF
Goldman Sachs Access U.S. Aggregate Bond ETF
Goldman Sachs Access Ultra Short Bond ETF
Goldman Sachs ActiveBeta Emerging Markets Equity ETF
Goldman Sachs ActiveBeta Europe Equity ETF
Goldman Sachs ActiveBeta International Equity ETF
Goldman Sachs ActiveBeta Japan Equity ETF
Goldman Sachs ActiveBeta U.S. Large Cap Equity ETF
Goldman Sachs ActiveBeta U.S. Small Cap Equity ETF
Goldman Sachs ActiveBeta World Low Vol Plus Equity ETF
Goldman Sachs Bloomberg Clean Energy Equity ETF
Goldman Sachs Equal Weight U.S. Large Cap Equity ETF
Goldman Sachs Future Consumer Equity ETF
Goldman Sachs Future Health Care Equity ETF
Goldman Sachs Future Planet Equity ETF
Goldman Sachs Future Real Estate and Infrastructure Equity ETF
Goldman Sachs Future Tech Leaders Equity ETF
Goldman Sachs Hedge Industry VIP ETF
Goldman Sachs Innovate Equity ETF
Goldman Sachs JUST U.S. Large Cap Equity ETF
Goldman Sachs MarketBeta Emerging Markets Equity ETF
Goldman Sachs MarketBeta International Equity ETF
Goldman Sachs MarketBeta Russell 1000 Growth ETF
Goldman Sachs MarketBeta Russell 1000 Value ETF

Goldman Sachs MarketBeta U.S. Equity ETF
Goldman Sachs Nasdaq-100 Core Premium Income ETF
Goldman Sachs North American Pipelines & Power ETF
Goldman Sachs S&P 500 Core Premium Income ETF
Goldman Sachs Small Cap Core Equity ETF

Goldman, Sachs & Co. LLC | 30 Hudson Street | Jersey City, NJ 07302

Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940

We, as members of management of the funds listed in Appendix A, each a series of Goldman Sachs ETF Trust (each a “Fund” and, together, the “Funds”), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Company, of the Investment Company Act of 1940 as interpreted, amended or modified based on SEC orders or SEC staff issued no-action guidance relevant to interests in underlying funds held by an affiliated transfer agent in book entry form (“Rule 17f-2”). We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of each Fund’s compliance with the requirements of Rule 17f-2 as of May 31, 2024 and from April 30, 2024 through May 31, 2024.

Based on this evaluation, we assert that each Fund was in compliance with the requirements of Rule 17f-2 of the Investment Company Act of 1940 as of May 31, 2024, with respect to shares of beneficial interest of the underlying funds owned by each Fund and held by Goldman Sachs & Co. LLC in book entry form.

By:	/s/ Joseph F. DiMaria
Joseph F. DiMaria

Treasurer, Principal Financial Officer and Principal Accounting Officer of the Funds
Title

December 4, 2024
Date

By:	/s/ Peter W. Fortner
Peter W. Fortner

Assistant Treasurer of the Funds
Title

December 4, 2024
Date

Appendix A

Fund
Goldman Sachs Access Emerging Markets USD Bond ETF
Goldman Sachs Access High Yield Corporate Bond ETF
Goldman Sachs Access Inflation Protected USD Bond ETF
Goldman Sachs Access Investment Grade Corporate 1-5 Year Bond ETF
Goldman Sachs Access Investment Grade Corporate Bond ETF
Goldman Sachs Access U.S. Aggregate Bond ETF
Goldman Sachs Access Ultra Short Bond ETF
Goldman Sachs ActiveBeta Emerging Markets Equity ETF
Goldman Sachs ActiveBeta Europe Equity ETF
Goldman Sachs ActiveBeta International Equity ETF
Goldman Sachs ActiveBeta Japan Equity ETF
Goldman Sachs ActiveBeta U.S. Large Cap Equity ETF
Goldman Sachs ActiveBeta U.S. Small Cap Equity ETF
Goldman Sachs ActiveBeta World Low Vol Plus Equity ETF
Goldman Sachs Bloomberg Clean Energy Equity ETF
Goldman Sachs Equal Weight U.S. Large Cap Equity ETF
Goldman Sachs Future Consumer Equity ETF
Goldman Sachs Future Health Care Equity ETF
Goldman Sachs Future Planet Equity ETF
Goldman Sachs Future Real Estate and Infrastructure Equity ETF
Goldman Sachs Future Tech Leaders Equity ETF
Goldman Sachs Hedge Industry VIP ETF
Goldman Sachs Innovate Equity ETF
Goldman Sachs JUST U.S. Large Cap Equity ETF
Goldman Sachs MarketBeta Emerging Markets Equity ETF
Goldman Sachs MarketBeta International Equity ETF
Goldman Sachs MarketBeta Russell 1000 Growth ETF

Goldman Sachs MarketBeta Russell 1000 Value ETF
Goldman Sachs MarketBeta U.S. Equity ETF
Goldman Sachs Nasdaq-100 Core Premium Income ETF
Goldman Sachs North American Pipelines & Power ETF
Goldman Sachs S&P 500 Core Premium Income ETF
Goldman Sachs Small Cap Core Equity ETF

Report of Independent Accountants

To the Board of Trustees of Goldman Sachs ETF Trust

We have examined management’s assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, that each of the series of Goldman Sachs ETF Trust (as set forth in the attached Schedule of Funds) (hereafter individually referred to as the “Fund”) complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (“the Act”) (the “specified requirements”), as interpreted in management’s assertion as of June 30, 2024 with respect to shares of beneficial interest of the underlying funds owned by each Fund and held by Goldman Sachs & Co. LLC in book entry form. Fund’s management is responsible for its assertion and each Fund’s compliance with the specified requirements. Our responsibility is to express an opinion on management’s assertion about each Fund’s compliance with the specified requirements based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the examination to obtain reasonable assurance about whether management’s assertion about compliance with the specified requirements is fairly stated, in all material respects. An examination involves performing procedures to obtain evidence about whether management’s assertion is fairly stated in all material respects. The nature, timing and extent of the procedures selected depend on our judgment, including an assessment of the risks of material misstatement of management’s assertion, whether due to fraud or error. We believe that the evidence we obtained is sufficient and appropriate to provide a reasonable basis for our opinion.

Included among our procedures were the following tests performed as of June 30, 2024, and with respect to agreement of security purchases and sales or maturities, for the period from May 31, 2024 (the date of our last examination), through June 30, 2024:

•

Confirmation of securities (the number of shares of beneficial interest of the underlying funds) owned by each Fund and held by Goldman Sachs & Co. LLC, a transfer agent that uses the book entry method of accounting for shares;

•	Reconciliation of all such securities (shares of beneficial interest of the underlying funds) to the books and records of each Fund and Goldman Sachs & Co. LLC; and

•

Agreement of a sample of purchases of shares of beneficial interest of the underlying funds and a sample of sales of shares of beneficial interest of the underlying funds by each Fund since our last report from the books and records of each Fund to confirmations received from Goldman Sachs & Co. LLC.

Our examination does not provide a legal determination on each Fund’s compliance with the specified requirements.

We are required to be independent and to meet our other ethical responsibilities in accordance with relevant ethical requirements related to the engagement.

In our opinion, management’s assertion that each of the series of Goldman Sachs ETF Trust (as set forth in the attached Schedule of Funds) complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as interpreted in management’s assertion as of June 30, 2024 with respect to shares of beneficial interest of the underlying funds owned by each Fund and held by Goldman Sachs & Co. LLC in book entry form, is fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Board of Trustees of each Fund and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/PricewaterhouseCoopers LLP

Boston, Massachusetts
December 4, 2024

Schedule of Funds

Fund
Goldman Sachs Access Emerging Markets USD Bond ETF
Goldman Sachs Access High Yield Corporate Bond ETF
Goldman Sachs Access Inflation Protected USD Bond ETF
Goldman Sachs Access Investment Grade Corporate 1-5 Year Bond ETF
Goldman Sachs Access Investment Grade Corporate Bond ETF
Goldman Sachs Access U.S. Aggregate Bond ETF
Goldman Sachs Access Ultra Short Bond ETF
Goldman Sachs ActiveBeta Emerging Markets Equity ETF
Goldman Sachs ActiveBeta Europe Equity ETF
Goldman Sachs ActiveBeta International Equity ETF
Goldman Sachs ActiveBeta Japan Equity ETF
Goldman Sachs ActiveBeta U.S. Large Cap Equity ETF
Goldman Sachs ActiveBeta U.S. Small Cap Equity ETF
Goldman Sachs ActiveBeta World Low Vol Plus Equity ETF
Goldman Sachs Bloomberg Clean Energy Equity ETF
Goldman Sachs Equal Weight U.S. Large Cap Equity ETF
Goldman Sachs Future Consumer Equity ETF
Goldman Sachs Future Health Care Equity ETF
Goldman Sachs Future Planet Equity ETF
Goldman Sachs Future Real Estate and Infrastructure Equity ETF
Goldman Sachs Future Tech Leaders Equity ETF
Goldman Sachs Hedge Industry VIP ETF
Goldman Sachs Innovate Equity ETF
Goldman Sachs JUST U.S. Large Cap Equity ETF
Goldman Sachs MarketBeta Emerging Markets Equity ETF
Goldman Sachs MarketBeta International Equity ETF
Goldman Sachs MarketBeta Russell 1000 Growth ETF
Goldman Sachs MarketBeta Russell 1000 Value ETF

Goldman Sachs MarketBeta U.S. Equity ETF
Goldman Sachs Nasdaq-100 Core Premium Income ETF
Goldman Sachs North American Pipelines & Power ETF
Goldman Sachs S&P 500 Core Premium Income ETF
Goldman Sachs Small Cap Core Equity ETF

Goldman, Sachs & Co. LLC | 30 Hudson Street | Jersey City, NJ 07302

Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940

We, as members of management of the funds listed in Appendix A, each a series of Goldman Sachs ETF Trust (each, a “Fund” and, together, the “Funds”), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Company, of the Investment Company Act of 1940 as interpreted, amended or modified based on SEC orders or SEC staff issued no-action guidance relevant to interests in underlying funds held by an affiliated transfer agent in book entry form (“Rule 17f-2”). We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of each Fund’s compliance with the requirements of Rule 17f-2 as of June 30, 2024 and from May 31, 2024 through June 30, 2024.

Based on this evaluation, we assert that each Fund was in compliance with the requirements of Rule 17f-2 of the Investment Company Act of 1940 as of June 30, 2024, with respect to shares of beneficial interest of the underlying funds owned by each Fund and held by Goldman Sachs & Co. LLC in book entry form.

By:	/s/ Joseph F. DiMaria
Joseph F. DiMaria

Treasurer, Principal Financial Officer and Principal Accounting Officer of the Funds
Title

December 4, 2024
Date

By:	/s/ Peter W. Fortner
Peter W. Fortner

Assistant Treasurer of the Funds
Title

December 4, 2024
Date

Appendix A

Fund
Goldman Sachs Access Emerging Markets USD Bond ETF
Goldman Sachs Access High Yield Corporate Bond ETF
Goldman Sachs Access Inflation Protected USD Bond ETF
Goldman Sachs Access Investment Grade Corporate 1-5 Year Bond ETF
Goldman Sachs Access Investment Grade Corporate Bond ETF
Goldman Sachs Access U.S. Aggregate Bond ETF
Goldman Sachs Access Ultra Short Bond ETF
Goldman Sachs ActiveBeta Emerging Markets Equity ETF
Goldman Sachs ActiveBeta Europe Equity ETF
Goldman Sachs ActiveBeta International Equity ETF
Goldman Sachs ActiveBeta Japan Equity ETF
Goldman Sachs ActiveBeta U.S. Large Cap Equity ETF
Goldman Sachs ActiveBeta U.S. Small Cap Equity ETF
Goldman Sachs ActiveBeta World Low Vol Plus Equity ETF
Goldman Sachs Bloomberg Clean Energy Equity ETF
Goldman Sachs Equal Weight U.S. Large Cap Equity ETF
Goldman Sachs Future Consumer Equity ETF
Goldman Sachs Future Health Care Equity ETF
Goldman Sachs Future Planet Equity ETF
Goldman Sachs Future Real Estate and Infrastructure Equity ETF
Goldman Sachs Future Tech Leaders Equity ETF
Goldman Sachs Hedge Industry VIP ETF
Goldman Sachs Innovate Equity ETF
Goldman Sachs JUST U.S. Large Cap Equity ETF
Goldman Sachs MarketBeta Emerging Markets Equity ETF
Goldman Sachs MarketBeta International Equity ETF
Goldman Sachs MarketBeta Russell 1000 Growth ETF

Goldman Sachs MarketBeta Russell 1000 Value ETF
Goldman Sachs MarketBeta U.S. Equity ETF
Goldman Sachs Nasdaq-100 Core Premium Income ETF
Goldman Sachs North American Pipelines & Power ETF
Goldman Sachs S&P 500 Core Premium Income ETF
Goldman Sachs Small Cap Core Equity ETF